Exhibit 99.1

Amended Section 1.2 of Bylaws

        Section 1.2    Special Meetings.    Special meetings of the shareholders of the Corporation may be called at any time by the Board of Directors or the President. In calling such a special meeting of shareholders, the Board of Directors or the President, as the case may be, calling a special meeting of shareholders shall set the date, time, and place of such meeting, which may be held within or without the State of Indiana.

        In addition, a special meeting of shareholders may be called by one or more shareholders beneficially holding (determined pursuant to SEC Rule 13d-3 under the Securities Exchange Act of 1934, as amended) outstanding shares that in the aggregate are entitled to cast not less than fifteen percent (15%) of the votes at the meeting. If a special meeting is called by anyone other than the Board of Directors or the President, the shareholder(s) calling the special meeting shall make a request in writing, delivered personally or sent by facsimile transmission, to the President and the Secretary stating (i) the ownership of shares by the requesting shareholder(s), (ii) the request of such shareholder(s) for a special meeting, and (iii) the matters that the shareholder(s) proposes to be transacted at the special meeting. Any such request shall comply with the requirements of any other applicable provisions of these Bylaws, including without limitation the advance notice provisions of Sections 1.9 (Notice of Shareholder Business at a Meeting) and 2.8 (Nomination of Director Candidates) hereof. Within twenty (20) days after receipt of such request, the Secretary shall cause notice to be given to the shareholders entitled to vote in accordance with Section 1.3 of these Bylaws, stating that a meeting will be held at a time and date specified in such notice and stating the matters proposed to be transacted at such meeting. Any special meeting called by shareholders shall be held at the principal executive office of the Corporation. If notice to the shareholders is not given by the Secretary within twenty (20) days after receipt of the request, the shareholder(s) requesting the meeting may pursue available remedies provided by Indiana law. Nothing in this paragraph shall be construed as limiting, fixing or affecting the time when a meeting of shareholders called by action of the Board of Directors or the President may be held.